Exhibit 23(b)

               Consent of Independent Auditors, Ernst & Young LLP

We consent to the reference to our firm under the caption "Named Experts and Counsel" in the Registration Statement (Form S-8) pertaining to the Eskimo Pie Corporation 1996 Incentive Stock Plan, the Eskimo Pie Corporation Savings Plan and the Eskimo Pie Corporation Employee Stock Purchase Plan and to the incorporation by reference therein of our report dated February 21, 1997, with respect to the consolidated financial statements of Eskimo Pie Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.



                                               /s/ ERNST & YOUNG LLP
                                               ---------------------
                                               ERNST & YOUNG LLP
Richmond, Virginia
April 9, 1997